UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
March 11, 2014
(Date of earliest event reported)
Callon Petroleum Company
(Exact name of registrant as specified in its charter)

Delaware	001-14039	64-0844345
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

200 North Canal St.
Natchez, Mississippi 39120
(Address of principal executive offices, including zip code)

(601) 442-1601
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information in Item 2.03 below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 11, 2014, Callon Petroleum Company (“Callon” or the “Company”) entered into a $500 million Amended and Restated Credit Agreement (“Amended Credit Agreement”) with a syndicate of lenders led by JPMorgan Chase Bank, National Association. Borrowings under the Amended Credit Agreement are limited to a borrowing base which has initially been set at $95 million, and is subject to semi-annual redeterminations by the lenders. The maturity date of the Amended Credit Agreement is March 11, 2019. Interest on the Amended Credit Agreement is at a floating rate based on LIBOR or the administrative agent’s prime rate, at the Company’s election, plus a tiered rate based on the percentage of borrowing base utilized. There is an unused commitment fee of 0.5% per annum. The Amended Credit Agreement is secured by liens on substantially all of the Company’s oil and gas properties and other assets. The Amended Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default typical for a financing of this type.

On March 11, 2104, the Company also entered into a $125 million senior, secured second lien term loan facility with a group of lenders arranged by J.P. Morgan Securities LLC (“Second Lien Agreement”). The Second Lien Agreement is a multiple advance term loan facility with an initial commitment of $100 million. The Second Lien Agreement matures in 5 1/2 years, and is secured by a second lien on substantially all of the Company’s oil and gas properties and other assets. Interest on outstanding borrowings under the Second Lien Agreement is a floating rate based on LIBOR or the administrative agent’s prime rate, at the Company’s election, in each case plus an applicable fixed credit spread. There is a 0.5% unused commitment fee. The Second Lien Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default typical for a financing of this type. Under the terms of the Second Lien Agreement, the Company is required to use the proceeds of the initial advance under the Second Lien Agreement to pay the redemption price of its outstanding 13.00% Senior Notes due 2016 (the “Senior Notes”).

On March 11, 2014, the Company also entered into an Intercreditor Agreement (“Intercreditor Agreement”) with the administrative agent for the lenders under the Amended Credit Agreement and the administrative agent for the lenders under the Second Lien Agreement which contains customary terms for such financings with respect to the collateral securing the Amended Credit Agreement and the Second Lien Agreement.

The foregoing descriptions of the Amended Credit Agreement, the Second Lien Agreement and the Intercreditor Agreement are qualified in their entirety by reference to the Amended Credit Agreement, Second Lien Agreement and Intercreditor Agreement.

Item 8.01. Other Events

On March 11, 2014, the Company provided notice to American Stock Transfer & Trust Company, LLC, as trustee under the indenture governing the Company’s Senior Notes, of its intention to redeem the remaining aggregate amount of $48,480,500 of the outstanding Senior Notes. The redemption will be made in accordance with the terms of the indenture. The Company expects to redeem the Senior Notes on April 11, 2014 (the “Redemption Date”) at a redemption price of 103.250% of their principal amount, plus accrued and unpaid interest to the Redemption Date. Cede & Co., the record holder for each of the Notes, as nominee of The Depository Trust Company (“DTC”), has been notified of the full redemption.

A copy of the press release, dated March 11, 2014, announcing the Amended Credit Agreement, the Second Lien Agreement and the Company’s intent to redeem a portion of the Senior Notes is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Title of Document

99.1	Press release dated March 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

March 12, 2014	By: /s/ B. F. Weatherly
B.F. Weatherly
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

99.1	Press release dated March 11, 2014.